Exhibit 5.2

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telephone: +852 3761 3300

Facsimile: +852 3761 3301

www.kirkland.com

May 7, 2021

Jiayin Group Inc.

18th Floor, Building No. 1, Youyou Century Plaza,

428 South Yanggao Road, Pudong New Area

Shanghai 200122

People’s Republic of China

Re:	Jiayin Group Inc.
Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel to Jiayin Group Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the filing of the shelf registration statement on Form F-3 on the date hereof (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of (i) Class A ordinary shares of the Company, par value US$0.000000005 per share (the “Shares”), including Shares represented by American Depositary Shares (the “ADSs”), (ii) one or more series of preferred shares of the Company (the “Preferred Shares”), (iii) debt securities, which may be secured or unsecured, in one or more series (the “Debt Securities”), and (iv) warrants representing the right to receive, upon exercise, Shares, ADSs, Preferred Shares or Debt Securities, which may be issued pursuant to one or more warrant agreements of the Company, proposed to be entered into with one or more warrant agents to be named therein (the “Warrants”). The Debt Securities will be issued under an indenture of the Company, proposed to be entered into with a trustee to be named therein (the “Trustee”), as such indenture may be supplemented from time to time (the “Indenture”). The Shares, Preferred Shares, Debt Securities and Warrants are herein collectively called the “Securities.”

PARTNERS: Pierre-Luc Arsenault3 | Manas Chandrashekar6 | Lai Yi Chau | Justin M. Dolling6 | David Patrick Eich1,5,6 | Liu Gan2 | Karen K.Y. Ho | Damian C. Jacobs6 | Ka Man Lau | Guang Li3 | Neil E.M. McDonald | Kelly Naphtali | Ram Narayan3 | Amy Y.M. Ngan9 | Nicholas A. Norris6 | Paul S. Quinn | Michael D. Rackham6 | Richard C.C. Sharpe | Jesse D. Sheley# | Arthur K.H. Tso | Li Chien Wong | David Yun6 | Jacqueline B.N. Zheng3,6

REGISTERED FOREIGN LAWYERS: Michelle Cheh8 | Daniel Dusek3 | James A. Hill6 | David M. Irvine6 | Benjamin W. James4 | Cori A. Lable2 | Wei Yang Lim6 | Xiaoxi Lin3 | Yazhe Liu3 | Daniel A. Margulies6 | Mi Tang3 | Wenchen Tang3 | Liyong Xing3 | David Zhang3

ADMITTED IN:1 State of Illinois (U.S.A.);2 Commonwealth of Massachusetts (U.S.A.);3 State of New York (U.S.A.);4 State of Texas (U.S.A.);5 State of Wisconsin (U.S.A.);6 England and Wales;7 Singapore;8 Victoria (Australia);9 New South Wales (Australia);# non-resident

Beijing Boston Chicago Dallas Houston London Los Angeles Munich New York Palo Alto Paris San Francisco Shanghai Washington, D.C.

Based on the foregoing and subject to the qualifications set forth herein and in the Registration Statement, we are of the opinion as follows:

1. With respect to the Debt Securities to be issued in one or more series under the Indenture to be entered into by the Company and the Trustee, (i) when the specific terms of any particular series of Debt Securities have been duly established in accordance with the Indenture and applicable law and authorized by all necessary corporate action of the Company (including the adoption by the board of directors of the Company of resolutions duly authorizing the issuance and delivery of such Debt Securities and the Securities that such Debt Securities may be exchangeable for and/or convertible into), and (ii) when any such Debt Securities have been duly executed and issued by the Company, duly authenticated by the Trustee and duly delivered by or on behalf of the Company against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement and/or the related prospectus and by such corporate action, such Debt Securities will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. With respect to the Warrants to be issued in one or more series by the Company, (i) when the specific terms of any such Warrants have been duly established in accordance with applicable law and authorized by all necessary corporate action of the Company (including the adoption by the board of directors of the Company of resolutions duly authorizing the issuance and delivery of such Warrants and the Securities that such Warrants may be exercisable for), and (ii) when any such Warrants have been duly executed and issued by the Company and such Warrants have been duly delivered by or on behalf of the Company against payment therefor in accordance with the Warrants and/or any warrant agreement and in the manner contemplated by the Registration Statement and/or the related prospectus and by such corporate action, such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

For purposes of this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents, corporate records and other instruments as we have deemed necessary or appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Each opinion (an “enforceability opinion”) in this letter that any Security is a valid and binding obligation or is enforceable in accordance with its terms is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation). “General principles of equity” include, but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

Except as noted below, our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the federal law of the United States (the “Applicable Laws”). For purposes of the opinions herein we have assumed that the governing law under each of the Debt Securities and the Warrants shall be the laws of the State of New York. We express no opinion as to what law might be applied by any other courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant differences exist between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under any of the Debt Securities, the Indenture and the Warrants (collectively, the “Documents”). The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

We have not undertaken any search of court records for purposes of this letter. We have assumed that each applicable party to the Documents (i) is an entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has adopted by requisite vote of its board of directors, board of managers or analogous governing body the resolutions or approvals necessary to authorize such party’s execution, delivery and performance of such Documents, (iii) has duly authorized, executed and delivered such Documents, (iv) has all corporate and other organizational power and authority (including without limitation the power and authority under the laws of its jurisdiction of organization) to execute and deliver such Documents and perform its respective obligations under such Documents; (v) has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such Documents; and (vi) is not required by any law to obtain any consent, approval, authorization or order of any court or governmental agency in order to obtain the right to enter into such Documents or to take any action taken by it in connection with the consummation of the transactions contemplated in the Documents in accordance with their terms, and the execution and delivery by such party of the Documents, and that the consummation of the transactions contemplated thereby in accordance with the terms thereof will not violate any existing provisions of the organizational documents of such party or any law or governmental regulation. For purposes of the opinions above, we have assumed, without conducting any research or investigation with respect thereto, the corporate or other power of, and the due authorization, execution and delivery of the Documents by, the Company, the absence of any conflicts with the organizational documents of the Company and the absence of any conflicts with, or consents required under, the laws, rules and regulations of any jurisdiction other than the State of New York.

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; and (ii) factual information provided to us by the Company. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was made available to us and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. Whenever this letter provides advice about (or based upon) our knowledge of any particular information, such advice is based entirely on the actual knowledge at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis who have represented or are representing the Company in connection with the issuance of the Securities after consultation with other lawyers with Kirkland & Ellis who have represented the Company on other substantive matters.

None of the opinions or other advice contained in this letter considers or covers: (a) any antifraud laws, rules or regulations; (b) any state securities (or “blue sky”) laws or regulations or securities laws or regulations of jurisdictions outside the United States; (c) any financial statements or supporting schedules (or any notes to any such statements or schedules) or other financial or statistical information derived therefrom set forth in (or omitted from) the Registration Statement and/or the related prospectus; or (d) any laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter or are not generally applicable to transactions of the kind covered by the Documents including any regulatory laws or requirements specific to the industry in which you or the Company is engaged. In addition, none of the opinions or other advice contained in this letter covers or otherwise addresses any of the following types of provisions which may be contained in the Documents: (i) provisions mandating contribution towards judgments or settlements among various parties; (ii) waivers of benefits and rights to the extent they cannot be waived under applicable law; (iii) provisions providing for liquidated damages, late charges and prepayment charges, in each case if deemed to constitute penalties; or (iv) requirements in the Documents specifying that provisions thereof may only be waived in writing (these provisions may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement in the section “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Kirkland & Ellis

KIRKLAND & ELLIS